                                                                   Exhibit 10.52

                AMENDMENT NO. 3 TO SECURITIES PURCHASE AGREEMENT

         AMENDMENT NO. 3 TO SECURITIES PURCHASE AGREEMENT, dated as of November 18, 1999 (this "Amendment") to that certain Securities Purchase Agreement dated as of August 7, 1998 (as the same has been amended by Amendment No. 1 dated February, 1999 and Amendment No. 2 dated June 28, 1999, the "Purchase Agreement") between ALPHA MICROSYSTEMS, a California corporation doing business as AlphaServ.com (the "Company"), and HAMPSHIRE EQUITY PARTNERS II, L.P. (f/k/a ING Equity Partners II, L.P.), a Delaware limited partnership (the "Purchaser"), is made by and between the Company and the Purchaser.

         WHEREAS, at the First Closing and the Second Closing under the Purchase Agreement, the Purchaser invested an aggregate $15.0 million to purchase certain classes of Preferred Stock and Warrants of the Company;

         WHEREAS, the Purchase Agreement contemplates a Third Closing, to occur at the option of the Company, at which the Purchaser would, subject to the terms and conditions of the Purchase Agreement, invest up to an additional $5.0 million to purchase Class C1 Preferred Stock and the Third Closing Warrants, with the proceeds of such investment to be applied by the Company to certain designated uses; and

         WHEREAS, the Company desires to exercise such option and issue, and the Purchaser desires to purchase, the Class C1 Preferred Stock and the Third Closing Warrants, subject to the terms and conditions of the Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Company and the Purchaser hereby agree as follows:

         SECTION 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement or, if not defined therein, in the Company's Certificate of Incorporation.

         SECTION 2. Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as of the date hereof as follows:

         (a)  Section 1.1 is amended to add the following definitions:

                           "Class E Certificate of Determination" means the
                  Certificate of Determination of Rights and Preferences attached hereto as Exhibit A-2.

                           "Class E Preferred Stock" means the Class E
                  Cumulative, Redeemable and Exchangeable Preferred Stock, no par value, of the Company, having the rights, preferences, privileges and restrictions set forth in the Class E Certificate of Determination.

         (b) Section 1.1 is further amended to amend and restate the following definition:

                           "Preferred Stock" means, collectively, the Class A
                  Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, any Voting Preferred Stock, the Class A1 Preferred Stock, the Class A2 Preferred Stock, the Class B1 Preferred Stock, the Class C1 Preferred Stock, the Class D Preferred Stock and the Class E Preferred Stock.

         (c) Section 2.1(c) is amended and restated in its entirety as follows:

                           (c) The third closing (the "Third Closing") hereunder
                  in respect of the issuance and sale of the Class C1 Preferred Stock being purchased by the Investor at the Third Closing will occur at the option of the Company, and subject to the satisfaction or waiver of the applicable terms and conditions set forth herein, take place at the offices of Mayer, Brown & Platt in New York, New York on November 18, 1999, or such other date agreed upon by the Investor and the Company (the "Third Closing Date"); provided, that the Third Closing Date shall be within five Business Days after all conditions of the Investor and the Company to the Third Closing have been satisfied or waived, but in any case the Third Closing Date shall occur, if at all, on or before June 30, 2000. Notwithstanding anything to the contrary contained in the New Certificate relating to the Class A1 Preferred Stock, Class A2 Preferred Stock, Class B1 Preferred Stock, Class C1 Preferred Stock and Class D Preferred Stock, upon the filing of the Class E Certificate of Determination with the California Secretary of State, the Company shall have the option, exercisable in its sole discretion, of paying dividends on the Class A1 Preferred Stock, Class A2 Preferred Stock, Class B1 Preferred Stock and Class C1 Preferred Stock either (x) in cash or (y) in shares of validly issued, fully-paid and nonassessable Class E Preferred Stock at a rate of one share per each integral multiple of $1,000 of dividends payable, with any remaining fractional dividend amount to be paid in cash.

         (d) Section 2.2(c) is amended and restated in its entirety as follows:

                           (c) The proceeds received by the Company from the
                  sale of the Class C1 Preferred Stock to the Investor shall be used by the Company solely (i) to repay up to $2,500,000.00 of Indebtedness that is outstanding under the Credit Agreement, dated June 9, 1998, between the Company and Imperial Bank (the "Credit Agreement"), (ii) to fund the separation of the Company's AlphaCONNECT business from its IT Service business,
                  (iii) to pay fees and expenses incurred in connection with the consummation of the Third Closing and (iv) for general corporate purposes.

         (e) The current Section 5.4(b) is deleted in its entirety and the following is substituted in its place:

                           (b) Opinion of Counsel. Allen, Matkins, Leck Gamble &
                  Mallory, counsel to the Company, shall have delivered its opinion to the Investor, dated as of the Third Closing Date, in a form reasonably acceptable to the Investor.

         (f) The current Section 5.4(c) is deleted in its entirety and the following is substituted in its place:

                           (c) Performance. [Intentionally Deleted].

         (g) The following is added to the Purchase Agreement as Section 7.7 thereof:

                           7.7 Filing of Class E Certificate of Determination.
                  The Company shall use its best efforts to file or cause to be filed the Series E Certificate of Determination with the Secretary of State of the State of California as promptly as is practicable.

         (h) The following is added to the Purchase Agreement as Section 7.8 thereof:

                           7.8 Exchange of Series E Preferred Stock. A holder of
                  shares of Series E Preferred Stock shall have the right, at any time, to surrender any or all such shares to the Company and receive in exchange therefor the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock that equal (x) the aggregate Liquidation Value of the shares of Series E Preferred Stock being surrendered, divided by (y) Two Dollars and Fifty Cents ($2.50).

         (i) The Class E Certificate of Determination (a copy of which is attached as Exhibit A to this Amendment) is added to the Purchase Agreement as Exhibit A-2 thereof.

         (j) The Warrant Schedule attached as Exhibit C-1 to the Purchase Agreement is hereby amended such that (i) the Series E Common Stock Warrant's "Intended Percentage" is changed from 8.50% to 8.29487% and its "Initial Exercise Amount" is changed from 1,750,725 to 1,720,737 as of the Third Closing, and (ii) the Series F Common Stock Warrant's "Intended Percentage" is changed from 1.00% to 1.20513% and its "Initial Exercise Amount" is changed from 205,968 to 250,000 as of the Third Closing.

         SECTION 3. Warrant Shares as of the Third Closing Date. The Company and Equity Partners hereby acknowledge and agree that each outstanding Common Stock Warrant issued by the Company to Equity Partners pursuant to the Purchase Agreement, after applying the terms and conditions of such Warrant, including any adjustments determined in accordance with the Warrant Schedule, is exercisable as of the Third Closing Date for the number of shares of Common Stock indicated below:

         (a) The Restated Series A Warrant is exercisable for 3,630,300 shares;

         (b) The Restated Series B Warrant is exercisable for 207,446 shares;

         (c) The Series C Warrant is exercisable for 2,800,517 shares;

         (d) The Series D Warrant is exercisable for 207,446 shares;

         (e) The Series E Warrant is exercisable for 1,720,737 shares; and

         (f) the Series F Warrant is exercisable for 250,000 shares.

This Section 3 shall in no way mitigate the responsibility or Liability of the Company for any breach of the representations and warranties made by it in the Purchase Agreement, on which Equity Partners is relying in full in connection with the calculation of the foregoing share amounts.

         SECTION 4. Credit Agreement. Solely with respect to, and to the extent that, any event of default under the Credit Agreement has been disclosed in writing to the Investor prior to the date of this Amendment, the Investor hereby waives the application of Section 5.4(d) as a condition precedent to its obligation to purchase the Class C1 Preferred Stock.

         SECTION 5. No Implied Amendments. Except as herein amended, the Purchase Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

         SECTION 6. Costs and Expenses. The Company confirms the Company's agreement to pay all reasonable fees, expenses and costs of Equity Partners for the negotiation, preparation, execution and delivery of this Amendment and amendments, as necessary, to the other Purchase Documents, in connection with this Amendment (including the reasonable fees, expenses and disbursements of Equity Partners' counsel) all as provided for in Section 8.1 of the Purchase Agreement. Equity Partners shall notify the Company to the extent that such fees, expenses and costs exceed $100,000.

         SECTION 7. Effective Date. This Amendment shall be effective as of the date hereof.

         SECTION 8. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the Company and the Purchaser and be deemed to be an original and all of which shall constitute together but one and the same agreement.

                                     * * * *


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

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above-written.


                                       ALPHA MICROSYSTEMS



                                       By:  /s/ Douglas J. Tullio
                                            ------------------------------------
                                            Name: Douglas J. Tullio
                                            Title: President and Chief Executive
                                                   Officer


                                       HAMPSHIRE EQUITY PARTNERS II, L.P.

                                       By:  LEXINGTON EQUITY PARTNERS II, L.P.,
                                            its General Partner


                                       By:  LEXINGTON EQUITY PARTNERS, INC.,
                                            Its General Partner



                                       By:  /s/ Benjamin P. Giess
                                            ------------------------------------
                                            Name: Benjamin P. Giess
                                            Title:   Authorized Signatory

                                                                     Exhibit A-2



                                 CERTIFICATE OF

                     DETERMINATION OF RIGHTS AND PREFERENCES

                                       OF

         CLASS E CUMULATIVE, REDEEMABLE AND EXCHANGEABLE PREFERRED STOCK

                                       OF

                  ALPHA MICROSYSTEMS, a California corporation

                    PURSUANT TO THE PROVISIONS OF SECTION 401

            OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA


         Douglas J. Tullio and Richard E. Mahmarian hereby certify that:

         FIRST: They are the President and Secretary, respectively, of Alpha Microsystems, a California corporation (the "Company").

         SECOND: That the Board of Directors of the Company, pursuant to the authority so vested in it by the Articles of Incorporation of the Company and in accordance with the provisions of Section 401 of the General Corporation Law of the State of California (the "California Corporation Law"), duly adopted the following resolutions creating the following series of Preferred Stock designated as Class E Cumulative Redeemable and Exchangeable Preferred Stock (the "Class E Preferred Stock").

         THIRD: That, as required by subsection A, subsection B, subsection C and subsection D of the Certificate of Determination of Rights and Preferences of Class A Cumulative, Redeemable and Exchangeable Preferred Stock, Class B Cumulative, Redeemable and Exchangeable Preferred Stock, Class C Cumulative, Redeemable and Exchangeable Preferred Stock and Voting Preferred Stock of the Company, as filed with the California Secretary of State on August 25, 1998 (the "8/25/98 Certificate of Determination"), the creation of the Class E Preferred Stock has been consented to by the Requisite Preferred Holders, the Requisite Preferred A Holders, the Requisite Preferred B Holders, the Requisite Preferred C Holders and the Requisite Voting Preferred Holders (as each such term is defined in the 8/25/98 Certificate of Determination).

         FOURTH: That, as required by subsection A1, subsection A2, subsection B1, subsection C1 and subsection D of the Certificate of Determination of Rights and Preferences of Class A1 Cumulative, Redeemable and Exchangeable Preferred Stock, Class A2 Cumulative, Redeemable and Exchangeable Preferred Stock, Class B1 Cumulative, Redeemable and Exchangeable Preferred Stock, Class C1 Cumulative, Redeemable and Exchangeable Preferred Stock and Class D Cumulative, Redeemable and Exchangeable Preferred Stock of the Company, as filed with the California Secretary of State on February 22, 1999 (the "2/22/99 Certificate of Determination"), the creation of the Class E Preferred Stock has been consented to by the Requisite Preferred Holders, the Requisite Preferred A1 Holders, the Requisite Preferred A2 Holders, the Requisite Preferred A1/A2 Holders, the Requisite Preferred B Holders, the Requisite Preferred C Holders and the Requisite Preferred D Holders (as each such term is defined in the 2/22/99 Certificate of Determination).

         FIFTH: That the following resolutions designate12,000 shares of Class E Preferred Stock, and that as of the date hereof, no shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock or Class D Preferred Stock are issued and outstanding.

         SIXTH: The resolutions duly adopted by the Board of Directors of the Company are as follows:

         WHEREAS the Articles of Incorporation of the Company authorize Preferred Stock consisting of 5,000,000 shares, no par value per share, issuable from time to time in one or more series; and

         WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Company"s Articles of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation of rights, preferences, privileges and restrictions of the shares of such series; and

         WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation of rights, preferences privileges and restrictions of the shares of such new series;

         NOW, THEREFORE, BE IT RESOLVED that pursuant to Article IV of the Company"s Articles of Incorporation, as amended, there is hereby established the following new series of Preferred Stock with such designations and authorized number of shares as set forth herein:12,000 shares of Class E Cumulative, Redeemable and Exchangeable Preferred Stock (the "Class E Preferred Stock"). Each share of such Class E Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the following Determination of Rights, Preferences, Privileges and Restrictions of Class E Preferred Stock (the "Determination of Preferred Stock"):

Class E Preferred Stock.

         1. Definitions. As used in this Determination of Preferred Stock, capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. In addition, the following capitalized terms have the following meanings:

         "Articles of Incorporation" means the Articles of Incorporation of the Company as amended and restated and in effect at the time in question.

         "By-laws" means the By-laws of the Company, as amended and in effect from time to time.

         "Board" means the Board of Directors of the Company.

         "Class A Preferred Stock" means the Class A Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class A1 Preferred Stock" means the Class A1 Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class A2 Preferred Stock" means the Class A2 Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class B Preferred Stock" means the Class B Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class B1 Preferred Stock" means the Class B1 Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class C Preferred Stock" means the Class C Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class C1 Preferred Stock" means the Class C1 Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Class D Preferred Stock" means the Class D Cumulative, Redeemable and Exchangeable Preferred Stock of the Company.

         "Common Stock" means, collectively, all of the Common Stock, no par value, of the Company of any class, and any other class of capital stock of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

         "Dividend Reference Date" has the meaning ascribed to it in Section C.2(c).

         "Exchange Triggering Date" means December 31, 1999.

         "Liquidation" means, subject to the provisions of Section 3(b) of this Determination of Preferred Stock, any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

         "Liquidation Value" shall mean Original Cost plus any accrued and unpaid dividends as determined pursuant to Section 2(c) of this Determination of Preferred Stock.

         "Maturity Date" means, with respect to any Class E Preferred Stock or Notes issued in exchange for Class E Preferred Stock, the earliest to occur of
(i) a Maturity Default, (ii) a Change of Control or (iii) June 30, 2005.

         "Maturity Default" shall have the meaning set forth in Section 6(a) of this Determination of Preferred Stock.

         "Net Proceeds" of any transaction shall mean the gross proceeds of such transaction net of any commissions or transaction fees and expenses paid by the Company in connection with such transaction.

         "Original Cost" means, with respect to any share of Class E Preferred Stock, $1,000.

         "Person" shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

         "Preferred E Holders" means holders of Class E Preferred Stock.

         "Preferred Stock" means, collectively, the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class A1 Preferred Stock, Class A2 Preferred Stock, Class B1 Preferred Stock, Class C1 Preferred Stock, Class D Preferred Stock, Class E Preferred Stock and Voting Preferred Stock.

         "Purchase Agreement" means the Securities Purchase Agreement dated as of August 7, 1998, between the Company and the Investor (as defined therein), as amended, restated or otherwise modified from time to time.

         "Rate per Annum" means the specified rate per annum computed on the basis of a 360-day year; provided, that in the event dividends are not paid in full in cash on any applicable Dividend Reference Date or upon any Redemption Date, the Rate per Annum for the applicable period shall be increased by 500 basis points (e.g., a 9.0% Rate per Annum would be increased to a 14.0% Rate per Annum) until such dividends are paid in full in cash.

         "Redemption Price" has the meaning ascribed to it in Section 5(a) of this Determination of Preferred Stock.

         "Requisite Preferred E Holders" means the holders of a majority of the then outstanding shares of Class E Preferred Stock.

         "Requisite Preferred Holders" means the holders representing a majority of the then outstanding shares of Class A1 Preferred Stock, Class A2 Preferred Stock, Class B1 Preferred Stock, Class C1 Preferred Stock, Class D Preferred Stock and Class E Preferred Stock voting together as a group.

         "Transaction Documents" means the Purchase Agreement, the Exhibits and Schedules attached thereto in their final and executed form, as applicable, and each of the agreements contemplated thereby.

         "Voting Preferred Stock" means the Voting Preferred Stock of the
Company.

         "Warrant" has the meaning given to such term in the Purchase Agreement.

         2.       Dividends.

         (a) The Preferred E Holders shall be entitled to receive, out of funds legally available therefor, cumulative dividends on the Liquidation Value at the Rate per Annum and for the periods set forth below:

                                                   Rate Per
                   Period                           Annum
                   ------                          --------
          Until June 30, 2000.................        9.0%

          July 1, 2000 to June 30, 2001.......       11.0%

          July 1, 2001 to June 30, 2002.......       12.0%

          July 1, 2002 to June 30, 2003.......       13.0%

          July 1, 2003 to June 30, 2004.......       14.0%

          July 1, 2004 to June 30, 2005.......       15.0%

(subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class A1 Preferred Stock, Class A2 Preferred Stock, Class B1 Preferred Stock, Class C1 Preferred Stock and Class D Preferred Stock (which shall rank on a par with the Class E Preferred Stock) or other class or series of stock ranking on a par with, or senior to the Class E Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as "Junior Stock"), when and as declared by the Board.

         (b) Such dividends shall accrue with respect to each share of Class E Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Class E Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Company, except the repurchase of Junior Stock from employees of the Company upon termination of employment, except as otherwise approved by the Requisite Preferred E Holders.

         (c) Dividends shall be payable in cash, quarterly in arrears. To the extent dividends are not paid on each September 30, December 31, March 31 and June 30, (each a "Dividend Reference Date") all dividends which have accrued on each share of Class E Preferred Stock during the three-month period (or shorter period in the case of the first or last period) ending on each Dividend Reference Date will be added to the Liquidation Value of such share and will remain a part thereof until such dividends are paid in full in cash. Each dividend paid in cash shall be mailed to the holders of record of the Class E Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date.

         3.       Liquidation.

         (a) In the event of any Liquidation of the Company, the Preferred E Holders shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Voting Preferred Stock and any other class or series of stock of the Company ranking on liquidation prior and in preference to the Class E Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to the Liquidation Value per share of Class E Preferred Stock. If upon any such Liquidation of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class E Preferred Stock the full amount to which they shall be entitled, the holders of shares of Class E Preferred Stock and the holders of shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class A1 Preferred Stock, Class A2 Preferred Stock, Class B1 Preferred Stock, Class C1 Preferred Stock, Class D Preferred Stock and any other class or series of stock ranking on liquidation on a parity with the Class E Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         (b) The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a Liquidation of the Company for purposes of this Section 3 of this Determination of Preferred Stock, unless the Requisite Preferred E Holders vote otherwise. The amount deemed distributed to the holders of Class E Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board.

         4.       Voting Rights.

         (a) Except as required by law and pursuant to paragraphs (b), (c) and
(d) below, the Preferred E Holders shall not be entitled to vote.

         (b) The Company shall not, without the affirmative consent or approval of the Requisite Preferred E Holders:

                  (i) in any manner authorize, issue or sell any shares of Class E Preferred Stock other than as contemplated by the Purchase Agreement or this Determination of Preferred Stock;

                  (ii) reclassify, cancel or in any manner alter or change the designations, privileges or relative, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Class E Preferred Stock;

                  (iii) amend, repeal or modify any provision of this Determination of Preferred Stock; or

                  (iv) amend, repeal or modify any provision of the Articles of Incorporation or By-laws in a manner that would adversely affect the preferences, privileges or rights of the Preferred E Holders.

         (c)(i) The Company hereby covenants that the Requisite Preferred E Holders shall have the right to have that number of representatives (each such representative, an "Observer") determined as hereinafter provided present at all meetings of the Board. Such right shall from time to time be exercisable by delivery to the Company of written notice from the Requisite Preferred E Holders specifying the names of such Observers. The number of Observers shall at all times and from time to time be equal to that number of nominees to the Board that the Preferred E Holders are then entitled to designate less the number of such nominees as are then members of the Board.

                  (ii) The Company will give each Observer reasonable prior notice (it being agreed that the same prior notice given to the Board shall be deemed reasonable prior notice) in any manner permitted in the Company"s By-laws for notices to directors of the time and place of any proposed meeting of the Board, such notice in all cases to include true and complete copies of all documents furnished to any director in connection with such meeting. Each such Observer will be entitled to be present in person as an observer at any such meeting or, if a meeting is held by telephone conference, to participate therein for the purpose of listening thereto.

                  (iii) The Company will deliver to each Observer copies of all papers which may be distributed from time to time to the directors of the Company at such time as such papers are so distributed to them, including copies of any written consent.

         (d) The Company shall not, without the affirmative consent or approval of the Requisite Preferred Holders:

                  (i) take any action, or enter into or authorize any material agreement or material transaction, other than in the ordinary course of business and consistent with past practice;

                  (ii) agree to acquire the stock or assets of, or otherwise agree to any joint venture, licensing arrangement with, any other person.

                  (iii) enter into any arrangement which would reasonably be expected to result in a Change of Control;

                  (iv) sell, transfer, convey, assign or otherwise dispose of any of its material assets or properties, or spinoff or splitoff any material assets, properties or Securities except sales of inventory and used, obsolete, worn out or unnecessary equipment or fixtures in the ordinary course of business and consistent with past practice;

                  (v) sell, transfer, convey, assign, license or otherwise dispose of any significant portion of its Intellectual Property Rights;

                  (vi) except in the ordinary course of business and consistent with past practice, waive, release or cancel any material claims against third parties or material debts owing to it, or any material rights which have any material value;

                  (vii) make any material changes in its accounting systems, policies, principles or practices except in the ordinary course of business and consistent with past practice;

                  (viii) enter into, authorize, or permit any transaction with Affiliates, or modify in any material respect the employment, compensation or other arrangements with the executive officers of the Company or any Subsidiary;

                  (ix) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants or exchangeable Securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other Securities of the Company or any Subsidiary, or amend any of the terms of any such capital stock or other Securities;


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

                  (x) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than dividends on the Preferred Stock) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other Securities of the Company or any Subsidiary;

                  (xi) except in the ordinary course of business and consistent with past practice, make any borrowings, incur any Indebtedness, or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person;

                  (xii) except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person.

         5.       Redemption.

         (a) Subject to the Company having funds legally available for such purpose, (i) on the Maturity Date the Company shall redeem all shares of Class E Preferred Stock then outstanding and (ii) upon the Company"s receipt of a written redemption request from any Preferred E Holder, the Company shall redeem all of the shares of Class E Preferred Stock with respect to which such redemption request was made. The per share redemption price at which shares of Class E Preferred Stock are to be redeemed pursuant to this Section 5(a) shall be equal to the Liquidation Value (the "Redemption Price").

         (b) In the event the Company or any of its Subsidiaries consummates a public or private offering for cash of capital stock or other equity interests, the Company shall be required to apply 50% of the Net Proceeds of such offering toward the redemption of shares of Preferred Stock (other than Voting Preferred Stock), on a pro rata basis (determined on the basis of the number of shares of Preferred Stock (other than Voting Preferred Stock), held by such holder over the total number of shares of Preferred Stock (other than Voting Preferred Stock) outstanding) from the Holders of Preferred Stock at the Redemption Price.

         (c) In addition to the Company"s obligations as set forth in Sections 5(a) and (b), of this Determination of Preferred Stock, the Company shall have the option to redeem a minimum of $1 million of Original Cost of Class E Preferred Stock and integral multiples of $100,000 thereafter at the Liquidation Value thereof. Any shares to be redeemed pursuant to this Section 5(c) of this Determination of Preferred Stock shall be selected for redemption at the discretion of, or in a manner approved by, the Board.

         (d) On and after any date set for redemption (the "Redemption Date") pursuant to this Section 5 of this Determination of Preferred Stock (unless default shall be made by the Company in the payment of the Redemption Price, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of the Class E Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Company.


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

         (e) Any communication or notice relating to redemption given pursuant to this Section 5 of this Determination of Preferred Stock shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the Preferred E Holders, at their respective addresses as the same shall appear on the books of the Company, or to the Company at the address of its principal, or registered office, as the case may be.

         (f) At any time on or after the Redemption Date, the Preferred E Holders shall be entitled to receive the Redemption Price upon actual delivery to the Company or its agents of the certificates representing the shares of the Class E Preferred Stock to be redeemed.

         (g) Any redemption payments by the Company pursuant to this Section 5 of this Determination of Preferred Stock shall be paid in cash.

         (h) Any shares of Class E Preferred Stock which are redeemed or otherwise acquired by the Company shall be canceled and shall not be reissued, sold or transferred as Class E Preferred Stock and the Board shall reduce the number of authorized shares of Class E Preferred Stock by the number of shares so redeemed or otherwise acquired.

         6.       Maturity Default.

         (a) The occurrence of any of the following events of default shall, at the option of the Requisite Preferred Holders, constitute a Maturity Default:

                  (i) the Company fails to comply in any material respect with any of its obligations under any of the Transaction Documents or the Fundamental Documents;

                  (ii) a material default occurs under any mortgage, indenture or other instrument under which there may be secured or evidenced any indebtedness for money borrowed by the Company if the principal amount of such indebtedness aggregates $1,000,000 or more; or

                  (iii) the Company fails to comply with the provisions of
         Section 7.2(g)(iv) of the Purchase Agreement.

         (b) A default under clauses (a)(i) or (a)(ii) is not a Maturity Default until the Company does not cure the default within 30 days of the Company having Knowledge of such default. When a default is cured, it ceases.

         (c) The Requisite Preferred Holders by notice to the Company may waive an existing default or Maturity Default and its consequences. When a default or Maturity Default is waived, it ceases.


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

         7.       Exchange.

         (a) Subject to the provisions of Section 500 of California Corporation Law, the Requisite Preferred E Holders and the Company may agree at any time and from time to time following the Exchange Triggering Date to exchange all or any portion of the shares of Class E Preferred Stock outstanding into the Company"s Subordinated Debentures (the "Notes") to be issued substantially in the form attached to the Purchase Agreement as Exhibit D, in the amount of $1,000 principal amount of Notes for each $1,000 of Liquidation Value of Class E Preferred Stock; provided, however, that no such exchange may be consummated unless full cumulative dividends (including, without duplication, full cumulative dividends pro rata for the elapsed portion of the current dividend period) on the Class E Preferred Stock to the date of exchange shall have been paid. Notes shall be issued only in integral multiples of $1,000 at the time of exchange. If any additional amounts ("Fractional Principal Amounts") would otherwise be issuable to any holders of Preferred Stock, then the Company shall, in lieu of issuing a Fractional Principal Amount therefor, pay in full payment of the Company"s obligation with respect to such Fractional Principal Amount, to each Preferred E Holder an amount in cash equal to the Fractional Principal Amount. Any and all exchange rights set forth in this Section 7 of this Determination of Preferred Stock shall be deemed to be a right of redemption subject to Section 402 of the California Corporation Law. In the event that the Company exercises its option to exchange any portion of the outstanding shares of Class E Preferred Stock into Notes pursuant to this Section 7 of this Determination of Preferred Stock, such shares to be exchanged shall be selected for exchange at the discretion of, or in a manner approved by, the Board.

         (b) Any exchange pursuant to this Section 7 shall be made upon not less than 30 days" notice prior to the date fixed for exchange (the "Exchange Date"). The notice given shall state that, upon surrender of their certificate or certificates to the Company, the holders of Class E Preferred Stock will receive Notes in the amount set forth in Section 7(a) of this Determination of Preferred Stock above and that, at the close of business on the Exchange Date, all rights of the holders with respect to such shares so called for exchange shall cease, except the right to receive the Notes in the amount set forth in Section 7(a) of this Determination of Preferred Stock. Except as may be otherwise required by applicable law, the form of the Notes may only be amended or supplemented before the first Exchange Date which occurs with the affirmative vote or consent of the Requisite Preferred E Holders. On or after such first Exchange Date, the Notes may only be amended or supplemented as provided in the Notes. The Company will cause the Notes to be authenticated on the Exchange Date, and the Company will pay interest on the Notes at the rate and on the dates specified in the Notes from and after the relevant Exchange Date.



                                           Douglas J. Tullio
                                           President



                                           Richard E. Mahmarian
                                           Secretary


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

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge. Executed at Santa Ana, California, on November 18, 1999.



                                           Douglas J. Tullio
                                           President




                                           Richard E. Mahmarian
                                           Secretary


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